Exhibit 99.1

ADTRAN, Inc. Reports Fourth Quarter and Year 2005 Results and Declares Quarterly Cash Dividend

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Jan. 23, 2006--ADTRAN, Inc. (NASDAQ:ADTN) reported results for the fourth quarter and year ended December 31, 2005. Sales increased 34% to $140,595,000 for the quarter compared to $104,626,000 for the fourth quarter of 2004, and net income increased 121% to $32,196,000 for the quarter compared to $14,594,000 for the fourth quarter of 2004. Earnings per share, assuming dilution, were $0.41 for the quarter compared to $0.19 for the fourth quarter of 2004.
    Sales increased 13% to $513,215,000 for the year compared to $454,517,000 for the year 2004. Net income increased 35% to $101,150,000 for the year compared to $75,141,000 for the year 2004. Earnings per share, assuming dilution, were $1.30 for the year compared to $0.93 for the year 2004.
    Net cash provided by operating activities totaled $40 million for the quarter and a record $129 million for the year 2005.
    ADTRAN Chief Executive Officer Tom Stanton stated, "Our strategy is clearly working. During 2005, our company achieved record levels of revenue and operating income as we continued to leverage our capabilities and customer base to escalate our positions in new, significantly larger markets. Also, we continued to solidify our leadership positions within our traditional markets. We believe our product development and marketing programs have positioned us extremely well as carriers continue to aggressively invest in broadband and next-generation services, and as IT spending continues to expand."
    The Company announced that its Board of Directors declared a cash dividend for the fourth quarter of 2005. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on February 7, 2006. The ex-dividend date is February 3, 2006 and the payment date is February 17, 2006.
    The Company also confirmed that its fourth quarter conference call will be held Tuesday, January 24 at 9:30 a.m. Central Time. Guidance for the first quarter and year 2006 will be issued during this conference call. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.
    An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

    ADTRAN, Inc. is one of the world's most successful network access equipment suppliers, with an 18-year history of profitability and a portfolio of more than 1,300 solutions for use in the last mile of today's telecommunications networks. Widely deployed by both carriers and enterprises, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major domestic service provider and many international ones, as well as by thousands of public, private and government organizations worldwide.

    This press release contains forward-looking statements which reflect management's best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended September 30, 2005. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.



                       Condensed Balance Sheet
                          December 31, 2005
                              Unaudited
                            (In thousands)

                                                       December 31,
                                                           2005
                                                     -----------------
 Assets

 Cash & cash equivalents                            $         112,794
 Short-term investments                                       154,080
 Accounts receivable (net)                                     66,246
 Other receivables                                              3,214
 Inventory (net)                                               50,266
 Prepaid expenses and other current assets                      8,754
                                                     -----------------

 Total current assets                                         395,354

 Equipment (net)                                               20,352
 Land                                                           4,263
 Bldg. & land improvements (net)                               60,418
 Other assets                                                   1,395
 Long-term investments                                        170,836
                                                     -----------------

 Total long-term assets                                       257,264

                                                    ------------------
 Total assets                                       $         652,618
                                                     =================


 Liabilities and stockholders' equity

 Accounts payable                                   $          30,000
 Accrued wages and benefits                                    11,678
 Accrued liabilities                                            9,371
                                                     -----------------

 Total current liabilities                                     51,049

 Deferred tax liabilities                                       5,330
 Other non-current liabilities                                  4,068
 Long term-debt                                                50,000
                                                     -----------------

 Total long-term liabilities                                   59,398

 Total liabilities                                            110,447

 Stockholders' equity                                         542,171
                                                     -----------------

                                                    ------------------
 Total liabilities and stockholders' equity         $         652,618
                                                     =================


                  Condensed Statements of Income (1)
             For the quarters ending 12/31/05 and 12/31/04
                 (In thousands, except per share data)
                               Unaudited

                                         Fourth Quarter Fourth Quarter
                                              2005           2004
                                          -------------  -------------

Sales                                    $     140,595  $     104,626

Cost of Sales                                   56,363         46,083
                                          -------------  -------------

Gross Profit                                    84,232         58,543

Selling, general and administrative
 expenses                                       24,154         23,040
Research and development expenses               14,857         17,812
                                          -------------  -------------

Profit from operations                          45,221         17,691

Interest expense                                  (634)          (610)
Other income, net                                2,704          3,764
                                          -------------  -------------

Income before provision for income taxes        47,291         20,845

Provision for income taxes                     (15,095)        (6,251)
                                          -------------  -------------

                                         ------------- --------------
Net income                               $      32,196  $      14,594
                                          =============  =============


Weighted average shares
       Basic                                    76,295         76,587
       Diluted  (2)                             78,840         78,725

Earnings per common share
       Basic                             $        0.42  $        0.19
       Diluted  (2)                      $        0.41  $        0.19

(1) Certain reclassifications have been made to the 2004 Income Statement in order to conform with the 2005 presentation. These reclassifications had no effect on previously reported net income.
(2) Assumes exercise of dilutive stock options calculated under the treasury stock method.


                  Condensed Statements of Income (1)
             For the periods ending 12/31/05 and 12/31/04
                 (In thousands, except per share data)
                               Unaudited

                                              Year Ended   Year Ended
                                                 2005         2004
                                              -----------  -----------

Sales                                        $   513,215  $   454,517

Cost of Sales                                    209,895      195,182
                                              -----------  -----------

Gross Profit                                     303,320      259,335

Selling, general and administrative expenses      96,411       90,190
Research and development expenses                 62,654       67,384
                                              -----------  -----------

Profit from operations                           144,255      101,761

Interest expense                                  (2,535)      (2,542)
Other income, net                                 11,654       10,797
                                              -----------  -----------

Income before provision for income taxes         153,374      110,016

Provision for income taxes                       (52,224)     (34,875)
                                              -----------  -----------

                                             ----------- -----------
Net income                                   $   101,150  $    75,141
                                              ===========  ===========


Weighted average shares
       Basic                                      75,775       78,235
       Diluted  (2)                               77,966       80,985

Earnings per common share
       Basic                                 $      1.33  $      0.96
       Diluted  (2)                          $      1.30  $      0.93

(1) Certain reclassifications have been made to the 2004 Income Statement in order to conform with the 2005 presentation. These reclassifications had no effect on previously reported net income.
(2) Assumes exercise of dilutive stock options calculated under the treasury stock method.

    CONTACT: ADTRAN, Inc.
             Jim Matthews, 256-963-8775
             or
             Investor Services/Assistance:
             Gayle Ellis, 256-963-8220